For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 December 2005 and

Fourth Quarter Operating Progress

New York, NY – January 19, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of December 31, 2005:

	December 31, 2005	November 30, 2005	Change (1 month)	Percent Change	December 31, 2004	Change (12 month)	Percent Change
Homes passed	325,954	303,495	22,459	7.4%	198,479	127,475	64.2%

Terrestrial Broadcasting subscribers % Saturation	85,994 26.4%	82,261 27.1%	3,733	4.5%	65,451 33.0%	20,543	31.4%
Pay TV subscribers % Saturation	15,618 4.8%	12,795(1) 4.0%	2,823	22.1%	7,268 3.7%	8,350	114.9%
Internet subscribers % Saturation	34,600 10.6%	30,183 9.9%	4,417	14.6%	16,063 8.1%	18,537	115.4%

(1)

– Note: This amount was originally reported as 12,059.

As a result of the growth in the market saturation of the Company’s growing “last mile” access network, the Company expects fourth quarter revenues from subscriber services, which excludes installation and equipment revenues and the recognition of previously deferred revenues, to total approximately $2,866,000. This represents an increase of 27.9% over the subscriber revenues reported for the third quarter, and an increase of 55.6% over the revenues reported for the comparable fourth quarter period in 2004.

Mikhail Smirnov, Chief Executive Officer, stated, “Our growth in the fourth quarter, in terms of new subscribers and the expansion of our homes passed network were very strong and has positioned us for further growth in 2006.  The saturation of our services showed strong improvement in the fourth quarter and we expect further subscriber growth as 21.6% of our homes passed have been available for marketing for less than three months. We continue to experience subscriber increases in the areas we have had within our network for longer periods, and look forward to increased sales from newly passed zones. The growth rate of new subscribers for the cable television services has accelerated since we installed our digital platform, and the growth of our Internet subscribers continues to outpace the growth of our access network. In addition, we are continuing to expand our network and establish a greater presence in new areas within Moscow to enable us to broaden the impact we have within Moscow,” he concluded.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.